EXHIBIT 10.12

PERFORMANCE STOCK UNIT AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT (“Agreement”) is made effective as of the grant date set forth below by and between PINNACLE FINANCIAL PARTNERS, INC., a Georgia corporation (the “Corporation”), and _[Participant Name] (“Executive”).

WHEREAS, Executive has been awarded Performance Stock Units (“PSUs”) under the Pinnacle Financial Partners, Inc. Second Amended and Restated 2018 Omnibus Equity Incentive Plan (“Plan”).
NOW, THEREFORE, in accordance with the provisions of the Plan and this Agreement, Executive hereby agrees to the following terms and conditions:

1.Grant of Performance Stock Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Executive the opportunity to earn Performance Stock Units, which shall vest and become nonforfeitable as determined in accordance with Section 2 herein (the “PSUs”). Each “PSU” represents the right to receive one share of Common Stock.

Executive is hereby granted PSUs as follows:

Date of Grant:    January 14, 2026

Vesting Period:    Please refer to Section 2 of this Agreement

Target PSU Award:
2.Vesting of PSUs

(a)Service Based Vesting Conditions. If Executive remains in the continuous employ of the Corporation or a Subsidiary of the Corporation through the date(s) indicated in Column I below (the “Service Date”), the percentage of PSUs that will become non-forfeitable (i.e., “vest”) is indicated in Column II below, with the number of PSUs eligible to vest as of each Service Date to be determined using the formula set forth in Section 2(b) below:

(I)(II)
If employment
continues through    then the % of the eligible
(Service Date)        PSUs which vest is

Three-year Anniversary of    100% Grant Date

Such vesting will occur (to the extent indicated in Column (II) above and in Section 2(b) below) at the close of business on Service Date indicated in Column (I) above. Except as otherwise set forth herein, any PSUs which are not vested on the date of Executive’s termination of employment will be forfeited to the Corporation, unless the Corporation’s Compensation and Human Capital Committee (the “Compensation Committee”) in its sole and exclusive discretion determines otherwise.
(b)Performance Formula and Risk-Based Modifier. In addition to the Service Based Vesting Conditions, the number of PSUs eligible to vest as of each Service Date shall be calculated as set forth on Exhibit A attached hereto.

(c)Effect of Voluntary or Involuntary Termination or Termination for Cause or Suicide. If Executive’s employment with the Corporation and its Subsidiaries is terminated: (i) by Executive voluntarily, (ii) by the Corporation or a Subsidiary involuntarily or for Cause or (iii) by Executive’s death due to suicide before all PSUs vest pursuant to the provisions of paragraphs 2(a) and 2(b) above, then any PSUs which are not vested at the time of such termination will be forfeited to the Corporation on the date of such termination, unless the Compensation Committee in its sole and exclusive discretion determines otherwise.

(d)Effect of Death (Other Than by Suicide) or Disability. If Executive’s employment with the Corporation and its Subsidiaries terminates by reason of Executive’s death (other than by suicide) or Disability, then any PSUs which are not vested at the time of such termination will become vested as set forth in Section 2(g) below.

(e)Effect of Retirement or Leave of Absence. If Executive’s employment with the Corporation and its Subsidiaries is terminated by reason of Executive’s retirement after attainment of age 65, then any PSUs which are not vested at the time of such retirement will vest as set forth in Section 2(g) below. A leave of absence which is approved in writing by the Compensation Committee with specific reference to this Agreement will not be considered a termination of Executive’s employment with the Corporation and its Subsidiaries for purposes of this Section 2 or any other provision of this Agreement.
(f)Change in Control. In the event of a Change in Control, the PSUs will vest as provided in the Plan and as set forth in Section 2(g) below; provided, however, that in the event the PSUs are assumed by the surviving entity in a Change in Control or are equitably converted or substituted in connection with a Change in Control, the vesting of the PSUs shall not be accelerated unless the Executive’s employment is terminated within two years following the effective date of such Change in Control either by the surviving entity without Cause or by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material adverse reduction in Executive’s position, duties or responsibilities, excluding a change in the position or level of officer to whom Executive reports or a change that is part of a policy, program, or arrangement applicable to peer executives (including peer executives of any successor to the Corporation; (ii) the Corporation’s requiring Executive to be based at any office or location more than 35 miles from the location where Executive was employed on the effective date of the Change in Control or the date which is 120 days prior to the effective date of the Change in Control; or (iii) a material reduction in Executive’s annual base salary, target annual bonus opportunity, or participation in employee benefit plans, as such salary, bonus and plans were in effect on either the effective date of the Change in Control or the date which is 120 days prior to the effective date of the Change in Control (if such earlier date is selected by Executive) unless such reduction is part of a policy, program, or arrangement applicable to peer executives (including peer executives to any successor to Corporation).
(g)Vesting of PSUs. Any PSUs which vest pursuant to the provisions of Sections 2(d) through 2(f) shall be calculated by multiplying the percentage of the PSUs which have not previously vested by the Target PSU Award without using the performance formula set forth in Section 2(b). Any PSUs which vest pursuant to the retirement provisions of Section 2(e) shall be deemed to satisfy a pro rata portion of the Service-Based Vesting Conditions in Section 2(a) above, resulting from dividing (A) the number of days that have lapsed as of the Grantee’s date of Retirement from the Grant Date and (B) the total number of days in the Vesting Period, and will paid to the Executive in accordance with the performance formula set forth in Section 2(b) above. Any PSUs which vest pursuant to the preceding provisions of this Section 2 will not thereafter be forfeited.
3.Conversion of PSUs and Issuance of Shares

Upon vesting of the PSUs, one Share of the Corporation’s Common Stock shall be issued for each PSU that vests on such vesting date in accordance with Section 2, subject to the terms and conditions of this Agreement and the Plan.
4.Transfer of PSUs

Unless otherwise permitted by the Compensation Committee, the PSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Agreement and the Plan shall be void.

5.Status of Executive

Executive shall not be, or have rights as, a shareholder of the Corporation with respect to any of the shares of the Corporation’s Common Stock subject to the PSUs unless such PSUs have vested, and shares underlying the PSUs have been issued and delivered to him or her. The Corporation shall not be required to issue or transfer any certificates for shares of the Corporation’s Common Stock or credit any electronic book-entry position for shares of the Corporation’s Common Stock upon vesting of the PSUs until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Common Stock may then be listed.

6.Dividend Equivalents
The PSUs will be credited with dividend equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the shares of the Corporation’s Common Stock represented by the actual number of PSUs which vest in accordance with the provisions of Section 2 above (including deemed reinvested additional shares attributable to the PSUs determined pursuant to this paragraph) were actually outstanding. These dividend equivalents will be deemed to be reinvested in additional shares of the Corporation’s Common Stock determined by dividing the deemed cash dividend amount by the Fair Market Value (as defined in the Plan) of a Share of the Corporation’s Common Stock on the applicable dividend payment date. Such credited amounts will be added to the PSUs and will vest or be forfeited in accordance with Section 2 based on the vesting or forfeiture of the initial PSUs to which they are attributable. In addition, the PSUs will be credited with any dividends or distributions that are paid in shares of the Corporation’s Common Stock represented by the PSUs and will otherwise be adjusted by the Compensation Committee for other capital or corporate events as provided for in the Plan.
7.General Provisions
(a)Administration, Interpretation and Construction. The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Compensation Committee, whose decisions will be final, conclusive and binding on the Corporation, on Executive and on anyone claiming under or through the Corporation or Executive. Without limiting the generality of the foregoing, any determination as to whether any performance condition has been achieved or whether an event has occurred or failed to occur which causes the PSUs to be forfeited pursuant to the terms and conditions set forth in this Agreement, will be made in the good faith but absolute discretion of the Compensation Committee. By accepting the transfer of PSUs, Executive irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Compensation Committee in good faith pursuant to the terms and conditions set forth in this Agreement.
(b)Withholding. The Corporation will have the right to withhold from the issuance of any shares of the Corporation’s Common Stock or any other payments to be made to Executive (whether under this Agreement or otherwise) any taxes the Corporation determines it is required to withhold with respect to Executive under the laws and regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign, in connection with this Agreement, including, without limitation, taxes in connection with the transfer of PSUs or the lapse of restrictions on PSUs. Failure to submit any such withholding taxes shall be deemed to cause otherwise lapsed restrictions on PSUs not to lapse.
(c)Rights Not Assignable or Transferable. No rights under this Agreement will be assignable or transferable other than by will or the laws of descent and distribution, either voluntarily, or, to the full extent permitted by law, involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature except as otherwise provided in this Agreement. Executive’s rights under this Agreement will be exercisable during Executive’s lifetime only by Executive or by Executive’s guardian or legal representative.
(d)Terms and Conditions Binding. The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Corporation, its successors and assigns, including any assignee of the Corporation and any successor to the Corporation by merger, consolidation or otherwise, and Executive, Executive’s heirs, devisees and legal representatives. In addition, the terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of Merrill Lynch and its successors and assigns.
(e)No Employment Rights. No provision of this Agreement or the Plan will be deemed to confer upon Executive any right to continue in the employ of the Corporation or a Subsidiary or will in any way affect the right of the Corporation or a Subsidiary to dismiss or otherwise terminate Executive’s employment at any time for any reason with or without cause, or will be construed to impose upon the Corporation or a Subsidiary any liability for any forfeiture of PSUs which may result under this Agreement if Executive’s employment is so terminated.
(f)No Liability for Good Faith Business Acts or Omissions. Executive recognizes and agrees that the Compensation Committee, the Board, or the officers, agents or employees of the Corporation and its Subsidiaries, in their oversight or conduct of the business and affairs of the Corporation and its Subsidiaries, may in good faith cause the Corporation or a Subsidiary to act, or to omit to act, in a manner that may, directly or indirectly, prevent the PSUs from vesting. No provision of this Agreement will be interpreted or construed to impose any liability upon the Corporation, a Subsidiary, the Compensation Committee, Board or any officer, agent or employee of the Corporation or a Subsidiary, for any forfeiture of PSUs that may result, directly or indirectly, from any such action or omission.
(g)Recapitalization. In the event that Executive receives, with respect to PSUs, any securities or other property (other than cash dividends) as a result of any stock dividend or split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or a similar corporate change, any such securities or other property received by Executive will likewise be held by Merrill Lynch and be subject to the terms and conditions set forth in this Agreement and will be included in the term “PSUs.”

(h)Appointment of Agent. By accepting the transfer of PSUs, Executive irrevocably nominates, constitutes, and appoints Merrill Lynch as Executive’s agent for purposes of surrendering or transferring the PSUs to the Corporation upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and will survive Executive’s death. In addition, it is intended as a durable power and will survive Executive’s disability.
(i)Legal Representative. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to Executive’s heirs or devises.
(j)Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.
(k)Clawback Policy. Pursuant to Section 14.4 of the Plan, the PSUs are subject to any compensation recoupment policy adopted by the Corporation and are also subject to recovery under any applicable law, government regulation or stock exchange listing requirement.
(l)Plan Governs. The PSUs are being transferred to Executive pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Corporation. The provisions of the Plan are incorporated herein by this reference, and all capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan. The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.
(m)Complete Agreement. This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or incorporated by reference.
(n)Amendment; Modification; Wavier. No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Compensation Committee and shall be agreed to in writing, signed by Executive and by an officer of the Corporation duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provision set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.
(o)Governing Law. The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law of that state.

(p)Section 409A Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the compensation to be paid to Executive pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code as restricted property governed by Section 83 of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the payment of any compensation hereunder in connection with Executive’s termination of employment does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then (a) such amount shall not be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations and (b) if Executive is a “specified employee” at such time for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of any portion of the PSUs or shares of the Corporation’s Common Stock to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the PSUs or shares of the Corporation’s Common Stock shall not be paid to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Corporation or any Subsidiary or (y) the date of Executive’s death other than by suicide. Upon the earlier of such dates, settlement of all PSUs shall occur as otherwise provided in this Agreement. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.
The Corporation has issued the PSUs in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, Executive hereby agrees to the foregoing terms and conditions of the PSUs.

IN WITNESS WHEREOF, Executive has set Executive’s hand and seal, effective as of the date and year set forth above.

As revised for grants made on January 14, 2026 under the Synovus 2021 Omnibus Plan and the Pinnacle Second A&R 2018 Omnibus Plan

EXHIBIT A

Performance Measures Threshold Performance Governor
In order for any PSUs to vest, the average of the ratios of the Corporation’s nonperforming assets to its loans plus other real estate owned as described below as of each of December 31, 2026, December 31, 2027 and December 31, 2028 calculated, for each fiscal year end, using the Corporation’s audited financial statements for each such fiscal year (the “NPA Ratio”) must be equal to or less than 3.00%. In the event that the Committee determines that an event has occurred during any of the fiscal years within the Performance Period (as defined below) which is outside the ordinary course and has impacted NPA Ratio for such fiscal year, the Committee may increase or decrease the NPA Ratio to reflect such event for purposes of determining whether shares of the Corporation’s Common Stock shall be issuable in settlement of the PSUs earned for the Performance Period. When calculating the NPA Ratio as of the last date of any fiscal year within the Performance Period for purposes of this Agreement, in the event that the Corporation, or a Subsidiary or Affiliate of the Corporation, acquires a finance company, financial institution or a holding company of a financial institution or a branch office thereof, by way of merger or otherwise, or in the event the Corporation, or a Subsidiary or Affiliate of the Corporation, shall acquire in an arms-length purchase from a third party any low-quality asset, such acquired nonperforming assets or purchased low quality assets shall be excluded from the calculation of the NPA Ratio. The Committee shall make any adjustments contemplated by this Section in its sole and absolute discretion.

Section I. Corporation Peer Relative Performance Goals

The PSUs may be earned based on the Corporation’s Relative ROATCE (as defined below) and Relative TBV Accretion (as defined below) performance over the period commencing January 1, 2026 and ending December 31, 2028 (the “Performance Period”), which shall be weighted equally (such PSUs, the “Relative ROATCE PSUs” and the “Relative TBV Accretion PSUs,” respectively).

(a)Relative ROATCE (1/2 weighting):

The Executive may earn Relative ROATCE PSUs based on the Corporation’s Return on Average Tangible Common Equity (“ROATCE”) relative to the ROATCE for the peer financial institutions identified on Annex 1 attached hereto (hereinafter referred to as the “Peer Group Companies”) which calculation shall be computed by taking the average of the Corporation’s ROATCE for each year in the Performance Period and comparing that to the average ROATCE for each of the Peer Group Companies for each year in the Performance Period (“Relative ROATCE”), using the method known as the “Continuous Percentile Rank Calculation” which interpolates the Corporation’s rank in relation to the Peer Group Companies that perform just above and below the Corporation (as further detailed below).

For purposes of this Exhibit A, “Return on Average Tangible Common Equity” for each of the Corporation and the Peer Group Companies, will be calculated using inputs from S&P Global Markets, or some equivalent third-party data provider.

The Compensation Committee may, in its good faith discretion, adjust the ROATCE for any year in the Performance Period with respect to the Corporation or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities, (c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries (or any entities in which it owns equity securities), (h) significant, unusual and/or nonrecurring events, including but not limited to, those arising from the acquisition or disposition of assets (other than loans) and (i) events, including those resulting from macro-economic conditions that impact such company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management, (including, but not limited to, the impact of changes in Accumulated Other Comprehensive Income (“AOCI"), in each case if applicable. Such adjustments may be made using inputs from S&P Global Markets, or some equivalent third-party data provider. Moreover, and without limiting the foregoing, Return on Average Tangible Common Equity may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Corporation’s Common Stock as described in Section 4.3 of the Plan.

(b)Relative TBV Per Share Accretion (1/2 weighting):

The Executive may earn Relative TBV Accretion PSUs based on the Corporation’s Tangible Book Value Per Common Share Accretion (“TBV Accretion”) relative to the TBV Accretion for the Peer Group Companies which calculation shall be computed by taking the Corporation’s TBV Accretion for the Performance Period and comparing that to the TBV Accretion for each of the Peer Group Companies (“Relative TBV Accretion”), using the Continuous Percentile Rank Calculation methodology.
For purposes of this Exhibit A, “TBV Accretion” for each of the Corporation and the Peer Group Companies, will be calculated using inputs from S&P Global Markets, or some equivalent third-party data provider.

The Compensation Committee may, in its good faith discretion, adjust the TBV Accretion with respect to the Corporation or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities, (c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries (or any entities in which it owns equity securities), (h) significant, unusual and/or nonrecurring events, including but not limited to, those arising from the acquisition or disposition of assets (other than loans) and (i) events, including those resulting from macro-economic conditions that impact such company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management (including, but not limited to, the impact of changes in AOCI), in each case if applicable. Moreover, and without limiting the foregoing, TBV Accretion may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Corporation’s Common Stock as described in Section 4.3 of the Plan.

Relative ROATCE will be determined by ranking the Corporation’s and each Peer Group Company’s average ROATCE performance from highest to lowest for the Performance Period. Relative TBV Accretion rankings will be determined based on the performance of the Corporation for the cumulative three-year period relative to the Peer Group Companies. After these respective rankings are computed, the percentile performance of the Peer Group Companies performing just above and just below the Corporation will be determined as follows:

Ppeer = 1 - R - 1
N - 1
Where:
“Ppeer” represents the percentile performance of the Peer Group Company which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“R” represents the Peer Group Company’s ranking among the members of the
Peer Group Companies, excluding the Company.
“N” represents the number of Peer Group Companies, excluding the Company.
Then, the Corporation’s interpolated percentile performance between the percentile performances of such Peer Group Companies will be determined for each of Relative ROATCE and Relative TBV Accretion as follows:

P Company	=	P a	+	(Pb - Pa)	x	(X a - X Company)
(Xa - Xb)

Where:
“Pa” represents the percentile performance of the Peer Group Company just above the Corporation.
“Xa” represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just above the Corporation.
“Pb” represents the percentile performance of the Peer Group Company just below the Corporation.
“Xb” represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just below the Corporation.
“XCompany” represents the ROATCE or TBV Accretion, as applicable for the Corporation.
“PCompany” represents the percentile performance of the Corporation which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
Number of PSUs Earned

The total number of PSUs earned by the Executive, before application of any adjustment related to the TSR Modifier, shall equal the sum of the Relative ROATCE PSUs earned and the

Relative TBV Accretion PSUs earned for the Performance Period (with linear interpolation for earning between levels) pursuant to the following table:

Percentile Performance Goal Achieved(1)	Percent of Target Award Earned (payout percentage)(2)
At or below the 25th percentile:	0%
At 26th percentile (Threshold):	1%
At 50th percentile:	50%
At 75th percentile (Target):	100%
At 95th percentile (Maximum):	200%
(1)Percentile performance shall be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
(2)Percent of Target Award Earned shall be determined for the target amount of Relative ROATCE PSUs (1/2 weighting) and the Relative TBV Accretion PSUs (1/2 weighting).

The percentage of Relative ROATCE PSUs and Relative TBV Accretion PSUs that become earned for the Performance Period shall be interpolated between payout levels for performance between each performance level set forth above.
Section II.    TSR Modifier
The PSUs earned pursuant to the above shall be subsequently increased or decreased by up to 20% (the “TSR Modifier”) based on the Corporation’s Total Shareholder Return (“TSR”) relative to the TSR (“Relative TSR”) of the companies included in the KBW Regional Banking Index ETF and the KBW Nasdaq Bank Index on January 1, 2026 (all such companies in both indices as of such date, excluding the Corporation, is referred to herein as the “Index”) as measured over the period commencing on January 1, 2026 and ending on December 31, 2028 (such period, the TSR Measurement Performance Period”). TSR shall be calculated as follows:
TSR =
    (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends     Beginning Stock Price
Where:
“Ending Stock Price” is the average daily closing price per share of common stock calculated for the last twenty (20) trading days within the TSR Measurement Performance Period.

"Beginning Stock Price” is the average daily closing price per share of common stock calculated for the twenty (20) trading-day period immediately preceding the commencement date of the TSR Measurement Performance Period.

“Reinvested Dividends” shall be calculated by assuming same-day reinvestment of each cash dividend declared on a single share of common stock during the Performance Period at the closing price per share on the ex-dividend date of such dividend.

Each of the foregoing amounts shall be equitably and proportionately adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

Relative TSR and the Corporation’s Relative TSR percentile performance will be determined by using the same methodology and formulas set forth above for calculating Relative ROATCE and Relative TBV Accretion.

The particular companies included in the Index for purposes of the Relative TSR determination shall be adjusted, as necessary and appropriate, as follows:

(i)In the event of any merger, acquisition, or business combination transaction of a company included in the Index (the “Indexed Company”) with any entity, in each case where the Indexed Company is the surviving entity from such transaction, the surviving entity shall remain a Indexed Company.

(ii)In the event of any merger, acquisition, or business combination transaction or a “going private” transaction of a Indexed Company with an entity, in each case where the Indexed Company is not the surviving entity from such transaction, or is otherwise no longer publicly traded, the entity shall remain a Indexed Company and the lowest rank shall be assigned such Indexed Company.

(iii)In the event of a bankruptcy, liquidation, or delisting of a Indexed Company, such company shall remain a Indexed Company and the lowest rank shall be assigned such Peer Group Company.

Adjustment to PSUs Earned

The PSUs earned by the Executive pursuant to Section I above shall be increased or decreased by the TSR Modifier based on the Corporation’s Relative TSR percentile performance for the TSR Measurement Performance Period (with linear interpolation for earning between levels) pursuant to the following table:

Relative TSR Performance(1)	TSR Modifier Adjustment
At or above the 75th percentile	+20%
50th percentile	0%
At or below the 25th percentile	-20%
(1)Percentile performance shall be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

For example, if the Executive earned 1,500 PSUs (1,000 ROATCE PSUs and 500 Relative TBV Accretion PSUs), and the Corporation’s Relative TSR performance was at the 75th percentile, then the total PSUs earned would be increased by 20% to 1,800 PSUs.

After giving effect to any adjustment related to the TSR Modifier under this Section II to the PSUs earned by the Executive pursuant to Section I above, the number of PSUs earned shall, to the extent necessary, be rounded to the nearest whole unit in order to avoid the issuance of a fractional unit.

***

Annex 1
Peer Group Companies

PNC Financial Services Group, Inc.
Truist Financial Corporation First Citizens Bank
Citizens Financial Group, Inc.
Fifth Third Bancorp M&T Bank Corporation
Huntington Bancshares Incorporated KeyCorp
Regions Financial Corp. Flagstar Financial, Inc.
Western Alliance Bancorporation Zions Bancorporation Webster Financial Corp
First Horizon Corporation UMB Financial Corporation Old National Bancorp Wintrust Financial Corporation Columbia Banking System SouthState Corporation
Valley National Bancorp Cullen/Frost Bankers Inc. BOK Financial Corp.
F.N.B Corp. Associated Banc-corp

The Peer Group Companies may be changed as follows:
(i)In the event of any merger, acquisition, or business combination transaction of a Peer Group Company with any entity, in each case where the Peer Group Company is the surviving entity from such transaction, the surviving entity shall remain a Peer Group Company.
(ii)In the event of any merger, acquisition, or business combination transaction or a “going private” transaction of a Peer Group Company with an entity, in each case where the Peer Group Company is not the surviving entity from such transaction, or is otherwise no longer publicly traded, the entity shall remain a Peer Group Company and the lowest rank shall be assigned such Peer Group Company.

(iii)In the event of a bankruptcy, liquidation, or delisting of a Peer Group Company, such company shall remain a Peer Group Company and the lowest rank shall be assigned such Peer Group Company.

(iv)The Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a Peer Group Company no longer satisfying the criteria for which such company was originally selected, including lowering such Peer Group Company’s rank for purposes of determining Relative ROATCE and Relative TBV Accretion.

Annex-2